EXHIBIT 99.1
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Friday, June 15, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860- 435-9801or jp@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANK AND TRUST COMPANY ANNOUNCES RECEIPT OF APPROVAL TO OPERATE ITS INITIAL BRANCH IN NEW YORK STATE

Lakeville, Connecticut, June 15, 2007/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the bank holding company for Salisbury Bank and Trust Company (the "Bank"), announced the receipt of final regulatory approval to operate the Bank's initial branch in New York State.

John F. Perotti, Chairman and Chief Executive Officer of the Bank, commented, "We explored various methods for branching into New York State in order to serve our customers and continue to build our franchise in the Tri-State market area. The establishment of our initial branch in New York State is an important milestone for the Bank and for its parent bank holding company, Salisbury Bancorp, Inc." While the Bank has been serving the banking needs of customers in New York communities for many years, until now it has done so through its branch offices in proximate Connecticut and Massachusetts communities.

The new branch will be located at 5 Dover Village Plaza, Dover Plains, New York 12522, which is locatedclose to the Bank's headquarters in Connecticut and will offer increased convenience for the Bank's New York based customers.

Richard Cantele, Jr., President of the Bank, stated, "The transaction should be completed at the end of July. We are excited that this new branch will provide greater convenience to our growing base of New York customers and should provide a springboard for additional growth in the region. Check the Bank's website (www.salisburybank.com) for details regarding the "grand opening."

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $430 million and capital in excess of $43 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury, Sharon and Lakeville, Connecticut, as well as South Egremont and Sheffield, Massachusetts.


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The Bank offers a full complement of consumer and business  banking products and services as well as trust and investment services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.


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